March 25, 2013

FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer	219-513-5150
	Jerry A. Weberling, Executive Vice President and CFO	219-513-5103

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN - March 25, 2013 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced that on March 25, 2013, the Board of Directors declared a quarterly cash dividend of $.01 per share payable on April 26, 2013 to shareholders of record as of April 5, 2013. This dividend is unchanged from the prior quarter’s dividend.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful. The Bank has 20 full service banking centers throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company’s website can be found at www.citz.com.